Exhibit 99.1

Eidos Therapeutics Appoints Industry Leaders With Significant Development and Commercial Expertise to Board of Directors

SAN FRANCISCO, Calif. – August 7, 2020 – Eidos Therapeutics, Inc. (Nasdaq: EIDX), a clinical stage biopharmaceutical company focused on addressing the large and growing unmet need in diseases caused by transthyretin (TTR) amyloidosis (ATTR), today announced that it has added two new independent directors to its board who bring deep commercial and strategic experience to the company: Suzanne Sawochka Hooper, the former executive vice president and general counsel of Jazz Pharmaceuticals, and Duke Rohlen, the CEO and managing partner of Ajax Health.

Eidos is developing acoramidis (formerly AG10) as a potentially best-in-class treatment option for ATTR patients.

Ms. Hooper and Mr. Rohlen will replace departing board members Rajeev Shah and Eric Aguiar, M.D.

“I feel grateful to be working with Suzanne and Duke as we continue to execute our Phase 3 clinical trial and prepare for commercialization. I admire their collective accomplishments greatly and look forward to learning from them. I’d also like to thank Eric and Raj for their fine service in shepherding Eidos to this point. In just a few years we’ve been able to create a remarkable company and that is poised to help patients at scale,” said Eidos CEO and founder, Neil Kumar, Ph.D.

Ms. Hooper brings more than 25 years of executive and corporate leadership experience and sophisticated legal expertise to the Eidos board. As executive vice president and general counsel at Jazz Pharmaceuticals from March 2012 through February 2019, she played an active role in the management and strategic development of the company during a period of substantial growth. Prior to joining Jazz, Ms. Hooper was a partner in the Cooley LLP law firm, representing a broad range of companies and investors in the life sciences industry and working with boards of directors and senior management teams on complex legal and strategic matters, including M&A. Ms. Hooper has been a member of the Board of Directors of NGM Biopharmaceuticals, Inc. since 2018.

“I’m excited by the potential of acoramidis to offer patients with ATTR a best-in-class treatment option and impressed by the incredible progress that Eidos has made,” said Ms. Hooper. “I’m honored to join the Eidos board and look forward to working with the entire Eidos team and contributing to the company’s success during the next stage of the company’s development.”

Mr. Rohlen is a serial entrepreneur who has led five medical technology companies and brings an expertise in business-building and cardiovascular marketing to the Eidos board. Before founding Ajax Health, a holding company that funds and operates innovative healthcare companies, he co-founded and served as the chairman and CEO of EPIX Therapeutics, which was acquired by Medtronic in 2019. He also co-founded and served as CEO of Spirox, which was acquired by Entellus in 2017; and CV Ingenuity, which was acquired by Covidien in 2013. Previously Mr. Rohlen was the president of FoxHollow Technologies, which was sold to ev3 Inc. in 2007.

“Acoramidis has the opportunity to fundamentally alter therapy treatment for patients with ATTR,” Mr. Rohlen said. “I am impressed by Neil’s relentless work over the last few years to build an excellent leadership team, advance acoramidis and strengthen the company. I am thrilled to partner with Eidos and I look forward to working with the entire board and the executive team to continue to drive Eidos’ therapeutic innovation and success.”

About acoramidis

Acoramidis (formerly AG10) is an investigational, orally-administered small molecule designed to potently stabilize tetrameric transthyretin, or TTR, thereby halting at its outset the series of molecular events that give rise to TTR amyloidosis, or ATTR. In a randomized, placebo-controlled Phase 2 clinical trial in patients with symptomatic ATTR-CM, acoramidis was generally well tolerated, demonstrated greater than 90% average TTR stabilization at day 28, and increased serum TTR concentrations, a prognostic indicator of survival in a retrospective study of ATTR-CM patients, in a dose-dependent manner. The open label extension of this Phase 2 clinical trial, or the Phase 2 OLE, identified no safety signals of potential clinical concern associated with administration of AG10 15 months after study initiation. In an exploratory analysis, lower rates of all-cause mortality (including death and cardiac transplantation) and cardiovascular hospitalizations were observed in study participants than in placebo-treated ATTR-CM patients in the ATTR-ACT study. Cardiac biomarkers and echocardiographic parameters were stable in the acoramidis Phase 2 OLE.

Acoramidis is currently being studied in a Phase 3 clinical trial in patients with ATTR-CM (ATTRibute-CM), and we expect to initiate a Phase 3 clinical trial of acoramidis in patients with ATTR-PN (ATTRibute-PN) in the second half of 2020.

Acoramidis was designed to mimic a naturally-occurring variant of the TTR gene (T119M) that is considered a rescue mutation because co-inheritance has been shown to prevent ATTR in individuals also inheriting a pathogenic, or disease-causing, mutation in the TTR gene. To our knowledge, acoramidis is the only TTR stabilizer in development that has been observed to mimic the stabilizing structure of this rescue mutation.

About transthyretin amyloidosis (ATTR)

There is significant medical need in ATTR given the large patient population and limited current standard of care. ATTR is caused by the destabilization of TTR due to inherited mutations or aging and is commonly divided into three distinct categories: wild-type ATTR cardiomyopathy (ATTRwt-CM), mutant ATTR cardiomyopathy (ATTRm-CM), and ATTR polyneuropathy (ATTR-PN). The worldwide prevalence of each disease is approximately 400,000 patients, 40,000 patients and 10,000 patients, respectively.

All three forms of ATTR are progressive and fatal. For patients with ATTRwt-CM and ATTRm-CM, symptoms usually manifest later in life (age 50+), with median survival of three to five years from diagnosis. ATTR-PN either presents in a patient’s early 30s or later (age 50+), and results in a median life expectancy of five to ten years from diagnosis for untreated patients. Progression of all forms of ATTR causes significant morbidity, impacts productivity and quality of life, and creates a significant economic burden due to the costs associated with progressively greater patient needs for supportive care.

About Eidos Therapeutics

Eidos Therapeutics is a clinical stage biopharmaceutical company focused on addressing the large and growing unmet need in diseases caused by transthyretin (TTR) amyloidosis (ATTR). Eidos is developing acoramidis, a potentially disease-modifying therapy for the treatment of ATTR. For more information, please visit eidostx.com.

Media Contact:

Carolyn Hawley

Canale Communications

(619) 849-5382

carolyn@canalecomm.com

Investor Contact:

John Grimaldi

Burns McClellan

(212) 213-0006 ext. 362

jgrimaldi@burnsmc.com